Exhibit 10.16
Summary of Compensation for
Non-Employee Directors and Named Executive Officers
Non-Employee Director Compensation Summary
Annual Retainer
$20,000
Additional $5,000 for serving as chair of audit committee
Retainers are payable in cash in equal, quarterly installments in arrears
Board and Committee Meeting Fees
$2,000 per meeting for each Board of Directors meeting attended
$1,000 per meeting for each Board committee meeting attended
Annual Equity Award
1,000 shares of restricted stock are awarded to all non-employee directors (other than Gerald J. Ford and Donald J. Edwards) pursuant to the 2002 Long Term Incentive Plan of First Acceptance Corporation (the “Company”), on the date of each annual meeting of the Company’s stockholders.
Named Executive Officer Compensation Summary
Current salaries for named executive officers:

Name	Title	Salary
Stephen J. Harrison	Chief Executive Officer	$500,000

Edward L. Pierce	President	400,000

Thomas M. Harrison, Jr. (1)	Former Executive Vice President and Secretary	300,000

Kevin P. Cohn	Senior Vice President and Chief Financial Officer	250,000

Randy L. Reed (1)	Former Senior Vice President — Sales	213,500

Dan L. Walker	Senior Vice President — Operations	207,500

Keith E. Bornemann	Corporate Controller	135,000
     Under the terms of his employment agreement, Stephen J. Harrison is entitled to receive an annual bonus equal to up to 100% of his base salary, based upon the attainment of performance-based objectives established by the Company’s Board of Directors. Under the terms of their respective employment agreements, Edward L. Pierce, Kevin P. Cohn, Dan L. Walker and Keith E. Bornemann are entitled to receive an annual bonus of up to 75%, 66.7%, 50% and 35%, respectively, of their base salaries, provided that the annual bonus for Edward L. Pierce and Kevin P. Cohn will be no less than $75,000 and $83,750, respectively, for fiscal 2008.

(1)	Messrs. Thomas M. Harrison, Jr. and Reed entered into separation agreements effective December 31, 2007 and May 22, 2008, respectively.

     The named executive officers of the Company may also receive bonuses as determined in the discretion of the Compensation Committee.
     The named executive officers may also receive stock-based awards pursuant to the Company’s stockholder-approved 2002 Long Term Incentive Plan as determined in the discretion of the Compensation Committee.
Additional Information
     The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company’s Proxy Statement to be filed in connection with the Company’s Annual Meeting of Stockholders to be held on November 5, 2008.